As filed with the Securities and Exchange Commission on August 3, 2015

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUMMIT HOTEL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	27-2962512 (IRS Employer Identification No.)

12600 Hill Country Boulevard, Suite R-100

Austin, Texas 78738

(Address of principal executive offices, including zip code)

Summit Hotel Properties, Inc. 2011 Equity Incentive Plan (Amended and Restated Effective June 15, 2015)

(Full title of the plan)

Daniel P. Hansen

President and Chief Executive Officer

12600 Hill Country Boulevard, Suite R-100

Austin, Texas 78738

(512) 538-2300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Non-accelerated filer ☐	Accelerated filer ☐	Small reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.01 per share	3,500,000	$13.54	$47,390,000	$5,506.72

(1)   Represents 3,500,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable under the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan, as amended and restated effective June 15, 2015 (the “Amended 2011 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock that become issuable under the Amended 2011 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)         Calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and the low sales prices of the registrant’s common stock on the New York Stock Exchange on July 27, 2015.

EXPLANATORY NOTE

On February 10, 2011, Summit Hotel Properties, Inc. (the “Company”) filed a registration statement on Form S-8 (File No. 333-172145) (the “Prior S-8”), relating to the registration of 2,344,045 shares of common stock issuable pursuant to the Company’s 2011 Equity Incentive Plan (the “2011 Plan”).

On June 15, 2015, the Company’s stockholders approved an amendment and restatement to the 2011 Plan. Pursuant to the Summit Hotel Properties, Inc. 2011 Equity Incentive Plan, as amended and restated effective June 15, 2015 (the “Amended 2011 Plan”), the maximum aggregate number of shares of common stock issuable pursuant to the Amended 2011 Plan was increased by an additional 3,500,000 shares.

The Company filed this registration statement to register the additional 3,500,000 shares of common stock issuable pursuant to the Amended 2011 Plan. Accordingly, this registration statement and the Prior S-8 register an aggregate of 5,844,045 shares of common stock, of which 5,818,290 are authorized for issuance pursuant to the Amended 2011 Plan.

In accordance with General Instruction E to Form S-8, this registration statement is filed to register securities of the same class as other securities for which a registration statement filed on Form S-8 relating to an employee benefit plan is effective. Accordingly, this registration statement incorporates by reference the contents of the Prior S-8 to the extent not modified, amended or superseded by this registration statement.

Item 8.  Exhibits.

Exhibit No.	Description

5.1	Opinion of Venable LLP as to the legality of the securities being registered*

23.1	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP*

23.3	Consent of KPMG LLP*

10.1

Summit Hotel Properties, Inc. 2011 Equity Incentive Plan, as amended and restated effective June 15, 2015 (filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A on April 28, 2015 and incorporated by reference herein)

* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 3, 2015.

SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Daniel P. Hansen
Daniel P. Hansen
President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Daniel P. Hansen	President and Chief Executive Officer and Director	August 3, 2015
DANIEL P. HANSEN	(Principal Executive Officer)

/s/ Greg A. Dowell	Executive Vice President, Chief Financial Officer and Treasurer	August 3, 2015
GREG A. DOWELL	(Principal Financial Officer)

/s/ Paul Ruiz	Vice President and Chief Accounting Officer	August 3, 2015
PAUL RUIZ	(Principal Accounting Officer)

/s/ Bjorn R. L. Hanson	Director	August 3, 2015
BJORN R. L. HANSON

/s/ Jeffrey W. Jones	Director	August 3, 2015
JEFFREY W. JONES

/s/ Thomas W. Storey	Director	August 3, 2015
THOMAS W. STOREY

/s/ Kenneth J. Kay	Director	August 3, 2015
KENNETH J. KAY

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Venable LLP as to the legality of the securities being registered*

23.1	Consent of Venable LLP (included in the opinion filed as Exhibit 5.1)*

23.2	Consent of Ernst & Young LLP*

23.3	Consent of KPMG LLP*

10.1

Summit Hotel Properties, Inc. 2011 Equity Incentive Plan, as amended and restated effective June 15, 2015 (filed as Appendix B to the Company’s Definitive Proxy Statement on Schedule 14A on April 28, 2015 and incorporated by reference herein)

* Filed herewith.

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